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                                                                    Exhibit 99.1


PRESS RELEASE

December 23, 2002, Monday 09:01 AM Eastern Time

PanAmSat Appoints James B. Frownfelter Chief Operating Officer

WILTON, Conn., Dec. 23, 2002

PanAmSat Corporation announced today that James B. Frownfelter, PanAmSat's current chief technology officer, has been appointed by the company's board of directors to the position of chief operating officer, effective January 1, 2003.

Mr. Frownfelter will continue to manage PanAmSat's technology programs, including engineering, fleet development, network operations, digital video services, space systems and product development. In addition, he will have responsibility for the overall management of the company's operations. Mr. Frownfelter will continue to report directly to Joseph R. Wright, PanAmSat's chief executive officer. "Now that we have established strong momentum in the market, I will focus on growing the business and working on the future plans for PanAmSat," said Wright. "I am confident that Jim will do an excellent job managing the company's operations. He has the ability to keep PanAmSat in control and well managed, while further strengthening its operational functions."

Mr. Frownfelter first became involved with PanAmSat in 1996, while serving as a senior manager of the Philip A. Rubin & Associates consulting firm in Washington, D.C. During that time, he was instrumental in developing PanAmSat's current satellite fleet deployment and space asset procurement processes. In July 1998, Mr. Frownfelter joined PanAmSat as vice president of space systems.

Mr. Frownfelter was appointed executive vice president and chief technology officer of PanAmSat in November 2001. Since that time, he has led the overall operation of the company's global satellite fleet and associated terrestrial facilities. He has also been responsible for the company's identification, design and development of enhanced products and services using PanAmSat's core satellite assets.

About PanAmSat

PanAmSat Corporation is the premier provider of global video and data broadcasting services via satellite. Operating a global network of 22 in-orbit spacecraft, the company reaches 98 percent of the world's population through cable television systems, broadcast affiliates, direct-to-home operators, Internet service providers and telecommunications companies. PanAmSat is 81 percent owned by HUGHES Electronics Corporation. For more information, visit the company's web site at www.panamsat.com.

About HUGHES

HUGHES is a world-leading provider of digital television entertainment, broadband services, satellite-based private business networks, and global video and data broadcasting. HUGHES is a unit of General Motors Corporation. The earnings of HUGHES are used to calculate the earnings per share attributable to the General Motors Class H common stock (NYSE: GMH).